UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                         Commission File Number  33-99598


                       STRUCTURED ASSET SECURITIES CORPORATION
 (as depositor under the Trust Agreement, dated as of April 1, 1996, providing for the issuance of Structured Asset Securities Corporation Mortgage
            Pass-Through Certificates, Series GreenPoint 1996-A)
             (Exact name of registrant as specified in its charter)


    Three World Financial Center, 200 Vesey St., New York, New York, 10022
                              (212) 526-5594
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

   Structured Asset Securities Corporation Mortgage Pass-Through Certificates,
                            Series GreenPoint 1996-A
            (Title of each class of securities covered by this Form)


                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


    Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)                                 Rule 12h-3(b)(1)(i)     x
  Rule 12g-4(a)(1)(ii)                                Rule 12h-3(b)(1)(ii)
  Rule 12g-4(a)(2)(i)                                 Rule 12h-3(b)(2)(i)
  Rule 12g-4(a)(2)(ii)                                Rule 12h-3(b)(2)(ii)
                                                      Rule 15d-6

    Approximate number of holders of record as of the certification or notice date: 3

    Pursuant to the requirements of the Securities Exchange Act of 1934, Issuer of the Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series GreenPoint 1996-A, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  April 15, 1997              By: /s/ Prue Larocca

                                        Prue Larocca, Vice President